Exhibit 5(b)
                                  REID & PRIEST LLP
                                 40 West 57th Street
                              New York, N.Y.  10019-4097
                                Telephone 212 603-2000
                                   Fax 212 603-2001


                                             New York, New York
                                             May 8, 1998


          Minnesota Power & Light Company
          30 West Superior Street
          Duluth, Minnesota 55802


          Dear Sirs:

                    Referring to the proposed issuance and sale by Minnesota Power & Light Company ("Company") of not to exceed 3,000,000 shares of the Company's Common Stock, without par value ("Stock") and the Preferred Share Purchase Rights attached thereto ("Rights") (the Stock and the Rights being collectively referred to as the "Shares"), as contemplated in the registration statement to be filed by you on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, we are of the opinion that:

                    1. The Company is a corporation validly organized and existing under the laws of the State of Minnesota.

                    2. All action necessary to make the Stock validly issued, fully paid and non-assessable and the Rights validly issued will have been taken when:

                         a) At a meeting or meetings of the Company's Board of Directors (or the Executive Committee of the Board of Directors) favorable action shall have been taken to approve and authorize the issuance and sale of the Shares and any other action necessary to the consummation of the proposed issuance and sale of the Shares;

                         b) The Minnesota Public Utilities Commission shall have authorized the issuance and sale of the Shares;

                         c)   The Stock shall have been issued and
          delivered for the consideration contemplated in the registration statement; and

                         d)   The Rights shall have been issued in
          accordance with the terms of the Rights Agreement dated as of July 24, 1996 between the Company and the Corporate Secretary of the Company, as Rights Agent.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. As to all matters of Minnesota law, we have relied with your consent upon an opinion of even date herewith addressed to you by Philip R. Halverson, Esq., Vice President, General Counsel and Secretary to the Company.

                    We hereby consent to the use of our name in such registration statement and to the use of this opinion as an exhibit thereto.


                                             Very truly yours,

                                             /s/ REID & PRIEST LLP

                                             REID & PRIEST LLP